UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
November 19, 2009
Date of Report (Date of earliest event reported)

CLEARWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-34196	56-2408571
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4400 Carillon Point,
Kirkland, WA	98033
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (425) 216-7600
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Clearwire Corporation today announced that its operating subsidiary Clearwire Communications LLC has priced an offering of $1,600,000,000 aggregate principal amount 12% senior secured notes due 2015 at an issue price of 97.921% (up from the $1,450,000,000 proposed offering size announced on November 10, 2009). This amount is in addition to the $1.564 billion in new investment capital to be received by the company from Sprint Nextel Corporation, Comcast Corporation, Time Warner Cable Inc., Intel Corporation, Eagle River Holdings, LLC and Bright House Networks, LLC in exchange for newly issued shares priced at $7.33 per share under an agreement that was announced on November 10, 2009. As previously announced, Clearwire received the initial approximately $1.057 billion of the equity financing on November 13, 2009, with the remaining equity funding coming in two additional closings expected by year end 2009 and the first quarter of 2010, respectively, subject to satisfaction of closing conditions.
The notes will be issued in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A and to persons outside the U.S. pursuant to Regulation S under the Securities Act of 1933, as amended. The notes will be senior secured obligations and will be guaranteed by certain of Clearwire Communications’ wholly-owned domestic subsidiaries. The notes and the guarantees will be secured by first-priority liens on substantially all of the Clearwire Communications’ and the guarantors’ assets.
The sale of the new notes is expected to be consummated on or about November 24, 2009, subject to customary closing conditions.
Clearwire intends to use the net proceeds from the sale of the notes to pay off the company’s existing $1.40 billion credit facility and for general corporate purposes. The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act.
Sprint Nextel Corporation and Comcast Corporation, which are debt investors under Clearwire’s existing debt facility, have agreed to receive replacement debt on the same terms as the new offering, effectively allowing Clearwire to raise an additional approximately $247 million in capital.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEARWIRE CORPORATION
Dated: November 19, 2009	By:	/s/ Erik E. Prusch
Erik E. Prusch
Chief Financial Officer